EXHIBIT 10.9



[GRAPHIC]                               Trinity Learning Corporation
                                        2526 Durant Suite 100
                                        Berkeley, CA 94704

March 1, 2003

Mr. Michael Campbell
VanCamp Advisors, LLC.
11753 Willard Ave.
Tustin, CA 92780


Dear Michael:

When executed by the undersigned where indicated below, this letter will form an Advisory Agreement (the "Agreement") for the 12 month period commencing February 22, 2003 between VanCamp Advisors LLC a limited liability corporation ("VCA") and Trinity Learning Corporation ("TLC") whereby VCA will provide certain advisory services to TLC on a non-exclusive basis, including general corporate advisory and business development services.

VCA will devote a portion of its professional resources to TLC during the course of this agreement; TLC acknowledges that it is engaging VCA on a best efforts basis.

A. Advisory Services to Be Performed for TLC by VCA.

1. General Corporate Advisory Services. VCA will provide as needed, TLC with advice in connection with (i) structuring and implementing its overall corporate finance strategy, including market positioning with respect to financial markets, (ii) review and analysis of business plans, corporate materials, and investor relations materials for distribution to prospective investors, (iii) general consulting services focused on the acquisition, development and retention of human resources, assistance to senior management in developing and implementing an effective and flexible organizational design, and development and implementation of an effective and compliant Human Resources policies, practices and associated employee handbooks; (iv) recruitment for Board and/or other senior positions as requested, and (v) merger and acquisition identification, analysis and structuring. VCA will also assist TLC on an on-going, non-exclusive basis in identifying placement agents, underwriters, lenders and other sources of financing during the term of this Agreement, as needed.


2. Financial Advisory Services: VCA may identify and contact, on a non-exclusive basis, certain venture capital, underwriters and investment banking companies and other strategic investors that may provide TLC with financing or that may agree to assist TLC in equity or debt offerings. VCA will regularly inform TLC regarding the status of these VCA financing contacts.

Compensation: TLC agrees to pay to VCA at Closing in cash a Financing Success Fee, equal to (a) 3.5% of gross proceeds from equity financings and/or (b) 1.5% of gross proceeds of debt


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financings completed by one or more of the underwriters or placement agents introduced to TLC by VCA. In addition, TLC agrees to pay to VCA or its assignees any compensation due to VCA for its assistance in identifying prospective investors in TLC, pursuant to the placement terms and conditions of TLC Offering Memorandums (on a 10 and 10 basis.)

3. Merger and Acquisition Services. VCA will assist TLC in identifying potential merger and/or acquisition candidates. VCA will assist in contacting pre-approved target companies and in structuring such transactions.

Compensation: TLC agrees to pay to VCA at Closing in cash (or other like-kind compensation acceptable to VCA) an M&A Success Fee according to a Lehman Formula based on the value of the transaction as follows: 5% of the first $1 million in value, 4% of the second $l million in value, 3% of the third $1 million in value, 2% of the fourth $1 million in value and 1% of all value thereafter.

4. General Business Development Services. VCA will assist TLC, on a best efforts basis, in the identification of new U.S. and international business development opportunities including but not limited to (i) new marketing and distribution channels, (ii) new strategic marketing, co-marketing, OEM or private label agreements, or (iii) new technology, hardware or software partners or equipment.

Compensation: VCA and TLC agree to negotiate in good faith, in advance, a compensation schedule for Business Development Services provided by VCA on a case-by-case basis. In general VCA will expect a fee of approximately 2.5% of the revenues for a period of one year, which compensation shall survive termination of this Advisory Agreement.

B. Expenses

TLC agrees to reimburse VCA for reasonable out-of-pocket travel expenses related to VGA's performance of the services described in this Agreement (i.e. travel and lodging for VCA professionals to destinations where TLC has requested or approved the presence of VCA professionals).

C. Term of Agreement

The term of this Agreement shall commence on February 22, 2003 and shall be in effect for 12 months, automatically renewable for an additional 12 months unless terminated in writing by TLC, VGA's compensation shall survive termination of this Agreement according to the following terms:

     1. VCA shall be entitled to the compensation described above if (a) TLC receives proceeds from a financing conducted by any Approved Underwriter resulting from an VCA contact within 12 months of the expiration or termination of this Agreement or (b) completes a merger, acquisition or asset divestiture with any party identified to TLC by VCA within 12 months of the expiration or termination of this Agreement.


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D. Indemnification

VCA and TLC agree to indemnify and hold each other harmless against claims resulting from actions or omissions in connection with this engagement or arising out of willful misstatement of material facts by the other party or its affiliates or representatives.

E. Governing Law

This Agreement shall be governed by the laws of the State of Utah.

F. Signatures

By their authorized signatures below, VCA and TLC do agree to be bound by the terms of this Agreement. This Agreement may be signed in counterparts, including fax signatures. Changes in the terms and conditions of this Agreement may be enacted only with mutual written consent.

G. Acceptance or Rejection by TLC

TLC shall have the exclusive right, in its sole discretion, to accept or reject any business opportunity, credit facility, investment or advise presented, discovered or procured by VCA pursuant to this agreement. In the event of a rejection by TLC, for any reason, VCA shall not be entitled to any of the compensation that would have been payable hereunder, if the transaction had been consummated. VCA is, furthermore, not authorized to enter into any agreements with any person or entity on behalf of TLC.

H. Confidentiality

In the course of rendering the services provided for in this Agreement, VCA will learn and may develop information that is considered by TLC to be confidential. VCA agrees not to use or disclose such confidential information, except for the purpose of performing its duties hereunder, without the express written consent of TLC.

ACCEPTED FOR TLC

By:  /s/ Douglas Cole
Date:


ACCEPTED FOR VCA
VCA, Managing Director

Date: